Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

The Community Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-3, filed on August 16, 2021, of The Community Financial Corporation of our report dated March 4, 2021, with respect to the consolidated financial statements of The Community Financial Corporation as of December 31, 2020 and 2019 and for the years then ended, included in The Community Financial Corporation’s 2020 Annual Report on Form 10-K and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia

August 16, 2021